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                          [SIDLEY & AUSTIN LETTERHEAD]


                                 April 19, 1995


Schwitzer, Inc.
Brevard Road
P.O. Box 15075
Asheville, North Carolina  28813

Kuhlman Corporation
1 Skidaway Village Walk
Suite 201
Savannah, Georgia  31411

Ladies and Gentlemen:

          We have acted as special counsel to Schwitzer, Inc., a Delaware corporation (the "Company"), in connection with the Agreement and Plan of Merger, dated as of February 25, 1995 (the "Merger Agreement"), among Kuhlman Corporation, a Delaware corporation ("Parent"), Spinner Acquisition Corp., a Delaware corporation ("Sub"), which is a wholly-owned subsidiary of Parent, and the Company, providing among other things, for the proposed merger (the "Merger") of Sub with and into the Company. Capitalized terms not otherwise defined herein have the meanings ascribed to them in the Merger Agreement.

          As of the Effective Time and by virtue of the Merger: (i) all shares of Company Common Stock that are held in the treasury of the Company or by any wholly-owned subsidiary of the Company immediately prior to the Effective Time and any shares of Company Common Stock owned by Parent, Sub or any other wholly
- -owned subsidiary of Parent immediately prior to the Effective Time will be cancelled and no capital stock of the Parent or other consideration will be delivered in exchange therefor; (ii) each share of capital stock of Sub outstanding immediately prior to the Effective Time will be converted into and become one fully paid and nonassessable share of Common Stock, par value $.10 per share, of the Surviving Corporation; (iii) each share of Company Common Stock outstanding immediately prior to the Effective Time (other than shares described in clause (i) above) will be converted into 0.9615 shares of Parent Common Stock (subject to adjustment in certain circumstances), with cash being paid in lieu of fractional shares of Parent Common Stock. Therefore, immediately following the Merger, former holders of Company

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Schwitzer, Inc.
Kuhlman Corporation
April 19, 1995
Page 2


Common Stock will hold Parent Common Stock issued in the Merger and the Company, as the surviving corporation, will be a wholly-owned subsidiary of Parent. The Merger and the Merger Agreement are more fully described in the Registration Statement on Form S-4 (File No. 33-58133), filed by Parent with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, and the proxy statement/prospectus included in the Registration Statement (collectively, the "Registration Statement").

          In rendering this opinion, we have assumed, with your consent, that as of the Effective Time of the Merger there will be no plan or intention on the part of holders of Company Common Stock to sell, exchange, or otherwise dispose of a number of shares of Parent Common Stock received in the Merger that would reduce the Company stockholders' ownership of Parent Common Stock to a number of shares having a value, as of the Effective Time of the Merger, of less than 50 percent of the value of all of the formerly outstanding shares of Company Common Stock as of the Effective Time of the Merger. For purposes of this assumption, shares of Company Common Stock exchanged for cash or other property or exchanged for cash in lieu of fractional shares of Parent Common Stock will be treated as outstanding Company Common Stock as of the Effective Time of the Merger. Moreover, shares of Company Common Stock held by holders of Company Common Stock and sold, redeemed or disposed of prior to the Merger in anticipation of the Merger will be considered for purposes of making this assumption.

          Based upon our review of the Merger Agreement, the Registration Statement and such other documents as we have deemed necessary and upon representations made to us by the Company, Parent and certain beneficial owners of shares of Company Common Stock, we are of the opinion that, assuming the Merger and all other events occur as contemplated in the Merger Agreement and the Registration Statement, under the United States federal income tax laws in effect on the date hereof:

          (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the Company, Parent and Sub will each be a party to such reorganization within the meaning of Section 368(b) of the Code;

          (ii) no gain or loss will be recognized by the Company as a result of the Merger;

          (iii) no gain or loss will be recognized by the stockholders of the Company upon the conversion of their

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Schwitzer, Inc.
Kuhlman Corporation
April 19, 1995
Page 3


     Company Common Stock into shares of Parent Common Stock pursuant to the Merger (except for cash paid in lieu of a fractional share of Parent Common Stock);

          (iv) the aggregate tax basis of the shares of Parent Common Stock received in exchange for shares of Company Common Stock pursuant to the Merger (including a fractional share of Parent Common Stock for which cash is paid) will be the same as the aggregate tax basis of such shares of Company Common Stock;

          (v) the holding period for shares of Parent Common Stock received in exchange for shares of Company Common Stock pursuant to the Merger will include the period that such shares of Company Common Stock were held by the holder, provided such shares of Company Common Stock were held as capital assets by the holder at the Effective Time; and

          (vi) a stockholder of the Company who receives cash in lieu of a fractional share of Parent Common Stock will recognize gain or loss equal to the difference, if any, between such stockholder's basis in the fractional share and the amount of cash received.

          You have not asked for, and we do not express, any opinion concerning the tax consequences of the Merger other than those expressly set forth above.

          This opinion is provided to you only and, without our prior written consent, may not be relied upon, used, circulated, quoted or otherwise referred to in any manner by any person, firm, governmental authority or entity whatsoever other than reliance thereon by you. This opinion letter is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated herein. This opinion letter shall not be construed as or deemed to be a guaranty or insuring agreement.

          Notwithstanding the immediately preceding paragraph, we hereby consent to the references to our firm appearing in the Registration Statement under the captions "Summary - The Merger - Certain Federal Income Tax Consequences," "The Merger - Certain Federal Income Tax Consequences" and "Legal Matters" and to the filing of this opinion as an exhibit to the Registration Statement.

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Schwitzer, Inc.
Kuhlman Corporation
April 19, 1995
Page 4


          This opinion is rendered as of the date hereof based on the law and facts in existence on the date hereof, and we do not undertake, and hereby disclaim, any obligation to advise you of any changes in law or fact, whether or not material, which may be brought to our attention at a later date.

          We express no opinion with respect to the effect of any laws other than federal income tax laws of the United States of America.

                                        Very truly yours,




                                        /s/ Sidley & Austin


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